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                                   EXHIBIT 5

                      LEGAL OPINION OF IRELL & MANELLA LLP

                      [LETTERHEAD OF IRELL & MANELLA LLP]

                              September 22, 1997


Channell Commercial Corporation
26040 Ynez Road
Temecula, California 92591-9022

Ladies and Gentlemen:

  We have acted as counsel for Channell Commercial Corporation, a Delaware corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about September 19, 1997 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 1,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares") that have been or may be issued in accordance with the terms and conditions of the Channell Commercial Corporation 1996 Incentive Stock Plan and the Channell Commercial Corporation 1996 Performance-Based Annual Incentive Compensation Plan. As your counsel in connection with this transaction, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion.

  Based on these examinations, it is our opinion that the Shares, when issued and paid for in the manner referred to in the Registration Statement, will be legally and validly issued, fully-paid and non-assessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to this firm under the caption "Legal Matters" in the Reoffer Prospectus forming a part of this Registration Statement.



                           Very Truly Yours,


                           /s/ IRELL & MANELLA LLP
                           -----------------------
                           Irell & Manella LLP

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